Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about January 9, 2007) pertaining to the Fuel Systems Solutions, Inc. 2006 Incentive Bonus Plan of our report dated March 5, 2004, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of BRC S.r.l. for the year ended December 31, 2003 included in the Registration Statement (Form S-4 No. 333-135378) and related Prospectus of Fuel Systems Solutions, Inc., filed with the Securities and Exchange Commission.

/s/ RECONTA ERNST & YOUNG S.P.A.
Milan, Italy
January 5, 2007